CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Davis Variable Account Fund, Inc.:

We consent to the use of our reports dated February 8, 2016, with respect to the financial statements and financial highlights of Davis Value Portfolio, Davis Financial Portfolio, and Davis Real Estate Portfolio (each a series of Davis Variable Account Fund, Inc.), incorporated by reference herein, and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/KPMG LLP

Denver, Colorado
April 27, 2016